UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2009

SUNOVIA ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53590	98-0550703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6408 Parkland Drive, Suite 104, Sarasota, FL 34243
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: 941-751-6800

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, NY  10005
Phone: (516) 833-5034

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02	Unregistered Sales of Equity Securities

Financing

On July 2, 2009, Sunovia Energy Technologies, Inc. (the “Company”) entered into a securities purchase agreement (the “Agreement”) with accredited investors (the “Investors”) pursuant to which the Investors purchased an aggregate principal amount of $500,000 of 12% Senior Secured Convertible Debentures for an aggregate purchase price of $500,000 (the “Debentures”).  On August 28, 2009, the Company and the Investors amended the Agreement pursuant to which the Investors purchased an additional in $500,000 in Debentures amounting to a total of $1,000,000 purchased by the Investors.  The Debentures bear interest at 12% and mature twelve months from the date of issuance. The Debentures will be convertible at the option of the holder at any time into shares of common stock, at an initial conversion price equal to the lesser of (a) $0.10 or (b) an amount equal to fifty percent (50%) of the lowest closing bid price of the common stock, $0.001 par value (the “Common Stock”) for the five (5) trading days immediately preceding the conversion date; provided, however, in no event shall the conversion price be less than $0.03 per share (“Initial Conversion Price”).

    The conversion price of the Debentures is subject to full ratchet and anti-dilution adjustment for subsequent lower price issuances by the Company, as well as customary adjustments provisions for stock splits, stock dividends, recapitalizations and the like.

    Each of the Investors have contractually agreed to restrict their ability to convert the Debentures such that the number of shares of the Company common stock held by each of them and their affiliates after such conversion does not exceed 4.99% of the Company’s then issued and outstanding shares of common stock.

    The full principal amount of the Debentures is due upon a default under the terms of the Debentures. The Debentures rank senior to all current and future indebtedness of the Company and are secured by substantially all of the assets of the Company. The Company’s obligations under the Debentures are guaranteed by the Company’s wholly-owned subsidiaries.

At any time prior to the maturity of the Debentures, the Company may, upon written notice, redeem the Debentures in cash at 120% of the then outstanding principal amount of the Debentures, plus accrued interest thereon, provided the closing bid price of the of the Company’s Common Stock, as reported by Bloomberg, LP, is less than $0.10 at the time of the redemption..

    As of the date hereof, the Company is obligated on $1,000,000 face amount of Debentures issued to the Investors. The Debentures are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.

    The securities were offered and sold to the Investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated under Regulation D thereunder. The Investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

The foregoing information is a summary of each of the agreements involved in the transaction described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this financing transaction.

Frudakis Consulting Agreement

On August 25, 2009, the Company entered into a Consulting Agreement (the “Frudakis Agreement”) with Tony Frudakis (the “Consultant) whereby the Consultant is to perform certain consulting services for the Company, including engineering, technical and scientific services.  The term of the Frudakis Agreement is for three years, with the option to renew for one year periods.  Either party may terminate upon 30 days notice.  Consultant shall receive $100,000 (the “Cash Compensation”) per year and the Company shall reimburse the Consultant its pre-approved expenses.  Consultant has been granted 2,000,000 shares of common stock upon signing the Frudakis Agreement of which 1,000,000 are in lieu of salary for the first year and the additional 1,000,000 are in consideration of services provided to date.  Consultant is entitled to receive up to 26,323,290 shares of common stock upon delivering additional value to the Company.   The securities were offered and sold to Consultant in a private transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933. Mr. Frudakis is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

4.1	Form of Debenture, dated July 2, 2009 (1)

4.2	Securities Purchase Agreement, dated July 2, 2009, by and between Sunovia Energy Technologies, Inc. and the purchasers signatory thereto (1)

4.3	Security Agreement, dated July 2, 2009, by and between Sunovia Energy Technologies, Inc. and the secured parties signatory thereto (1)

4.4	Subsidiary Guarantee, dated July 2, 2009 (1)

4.5	Security Agreement, dated August 28, 2009, by and between Sunovia Energy Technologies, Inc. and the secured parties signatory thereto (1)

4.6	Subsidiary Guarantee, dated August 28, 2009 (1)

4.7	Consulting Agreement, dated August 25, 2009

(1)	Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on July 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOVIA ENERGY TECHNOLOGIES, INC.

Date: September 1, 2009	By:	/s/ Mathew Veal
Mathew Veal
Chief Executive Officer

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